Exhibit 99.1

Covered Persons

Roivant has a board of directors (such individuals, collectively, the "Covered Persons"). The name, present principal occupation and country of citizenship of each of the Covered Persons is set forth below, along with the principal business address of the employer of each of the Covered Persons.

Name	Principal Business Address of Employer	Present Principal Occupation	Citizenship

Matthew Gline	c/o Roivant Sciences Ltd., 7th Floor, 50 Broadway London SW1H 0DB United Kingdom	Director and Principal Executive Officer, Roivant Sciences Ltd.; Chief Executive Officer, Roivant Sciences, Inc.	United States

Keith Manchester	888 Seventh Avenue, 43rd Floor, New York, NY 10106	Partner and the Head of Life Sciences, QVT Financial LP	United States

Melissa Epperly	c/o Roivant Sciences Ltd., 7th Floor, 50 Broadway London SW1H 0DB United Kingdom	Healthcare Executive	United States

Daniel Gold	888 Seventh Avenue, 43rd Floor, New York, NY 10106	Founder and Chief Executive Officer of QVT Financial LP	United States

Meghan FitzGerald	c/o Roivant Sciences Ltd., 7th Floor, 50 Broadway London SW1H 0DB United Kingdom	Director, Tenet Healthcare; Founder, K2HealthVentures; Adjunct Professor of Health Policy at Columbia University	United States

James C. Momtazee	2884 Sand Hill Rd #100, Menlo Park, CA 94025	Managing Partner, Patient Square Capital	United States

Ilan Oren	1 Dexcel Street, Or Akiva, 3060000, Israel	Co-Chief Executive Officer, Dexcel Pharma	Israel

Mayukh Sukhatme	c/o Roivant Sciences Ltd., 7th Floor, 50 Broadway London SW1H 0DB United Kingdom	Director, Roivant Sciences Ltd.; President and Chief Investment Officer, Roivant Sciences, Inc.	United States